Exhibit 99.2

FOR IMMEDIATE RELEASE

COMARCO TO END SHAREHOLDER RIGHTS PLAN

IRVINE, Calif., Feb. 28, 2006 – Comarco, Inc. (NASDAQ: CMRO) today announced that its Board of Directors has unanimously voted to amend its shareholder rights plan to accelerate the final expiration date of the purchase rights issued thereunder. This amendment has the effect of terminating the plan effective January 31, 2007.

Under the terms of the amendment, the purchase rights will expire on January 31, 2007, rather than on February 17, 2013, as originally provided in the rights agreement, adopted in February 2003, that evidences the plan. After carefully evaluating the importance of keeping the shareholder rights plan in place for a period prior to the plan’s ultimate termination, the Board determined that January 31, 2007, a date that coincides with the end of Comarco’s fiscal year, is approximately seven months after the date of Comarco’s 2006 annual meeting and is approximately five months prior to Comarco’s 2007 annual meeting, would be an appropriate time for the rights plan to be terminated.

The Board also adopted a policy that would generally require it to submit the adoption of any future shareholder rights plan to a shareholder vote. The Board, however, reserved the discretion of adopting a shareholder rights plan without a shareholder vote if exigent circumstances and the exercise of its fiduciary responsibilities so warrant, with the approval by a majority of the independent members of the Board. If a shareholder rights plan were adopted without first submitting such matter to a shareholder vote, the plan would expire on the first anniversary of its effective date if not approved by the shareholders prior to that time.

“The decision to terminate the plan and establish a new policy reflects our ongoing commitment to corporate governance standards and responsiveness to our shareholders,” said Tom Franza, Comarco President and CEO.

About Comarco

Based in Irvine, Calif., Comarco is a leading provider of wireless test solutions for field test applications, wireless emergency call box systems, and ChargeSource universal mobile power products for laptop computers, cellular telephones, and other handheld devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Tom Franza	Dan Lutz	Douglas Sherk/Jennifer Beugelmans
President and CEO	Vice President and CFO	CEO/Senior Vice President
Comarco, Inc.	Comarco, Inc.	EVC Group, Inc.
(949) 599-7440	(949) 599-7556	(415) 896-6820
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com

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